================================================================================



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004

                          ---------------------------

                                   FORM 11-K


      (Mark One)
/ X / ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT
      OF 1934

      FOR THE FISCAL YEAR ENDED                  COMMISSION FILE NUMBER 1-5404
      DECEMBER 31, 1993

                                       OR

/   / TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE
      ACT OF 1934





                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                         -----------------------------
                            (Full title of the plan)




                         PARAMOUNT COMMUNICATIONS INC.
                         -----------------------------
          (Name of issuer of the securities held pursuant to the plan)




                               15 COLUMBUS CIRCLE
                         NEW YORK, NEW YORK  10023-7780
                         ------------------------------
                    (Address of principal executive offices)



================================================================================

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN

                                     INDEX


                                                                                                    Page
                                                                                                    ----
     (a)  Financial Statements
             Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . .          F-2
             Statement of Financial Condition - December 31, 1993 and 1992  . . . . . . .       F-3 - F-4
             Statement of Income and Changes in Plan Equity -
                Year Ended December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . .       F-5 - F-7
             Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .       F-8 - F-12

          Schedules
             I - Investments - December 31, 1993  . . . . . . . . . . . . . . . . . . . .       S-1 - S-17
             Schedules II and III have been omitted because the required information is shown in the financial statements.

     (b)  Exhibits
             I - Consent of Independent Auditors




                                   SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                              PARAMOUNT COMMUNICATIONS INC.
                                              EMPLOYEES' SAVINGS PLAN


Date:  June 29, 1994                      By: /s/ RUDOLPH L. HERTLEIN
                                              -----------------------
                                                  Rudolph L. Hertlein
                                                     Member of the
                                                  Retirement Committee

                         REPORT OF INDEPENDENT AUDITORS


The Retirement Committee
Paramount Communications Inc. Employees' Savings Plan

    We have audited the accompanying statements of financial condition of Paramount Communications Inc. Employees' Savings Plan as of December 31, 1993 and 1992 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1993 and the schedule of investments as of December 31, 1993. These financial statements and schedule are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and schedule referred to above present fairly, in all material respects, the financial condition of Paramount Communications Inc. Employees' Savings Plan at December 31, 1993 and 1992, and the income and changes in plan equity for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.



New York, New York                              Ernst & Young
June 17, 1994

                          PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1993


                                              EMPLOYER FUND                                EMPLOYEE FUNDS
                                              -------------   -------------------------------------------------------------------
                                                PARAMOUNT        PARAMOUNT
                                             COMMUNICATIONS   COMMUNICATIONS
                                                 COMMON           COMMON             EQUITY           INCOME          BALANCED
                                               STOCK FUND       STOCK FUND            FUND             FUND             FUND
                                             ---------------  ---------------  ----------------   --------------   --------------
ASSETS
  Investments - Note D and Schedule I
     Common Stock of
        Paramount Communications Inc. . . .    $ 60,565,151   $   27,823,639
     Other  . . . . . . . . . . . . . . . .         490,598        6,951,705    $   41,705,088     $116,613,137      $ 7,387,699
                                               ------------   --------------    --------------     ------------      -----------
                                                 61,055,749       34,775,344        41,705,088      116,613,137        7,387,699

  Contributions receivable
     Employer   . . . . . . . . . . . . . .          47,220
     Employee   . . . . . . . . . . . . . .                           22,530            48,091           55,527           25,770
                                               ------------   --------------    --------------     ------------      -----------
                                                     47,220           22,530            48,091           55,527           25,770

  Dividends and interest receivable   . . .         153,629           88,735           109,264          571,844              680
  Interfund receivables (payables)  . . . .         327,170       (7,040,519)        2,902,216        1,977,424        1,833,709
  Forfeitures . . . . . . . . . . . . . . .        (172,455)                                            (13,757)
                                               ------------   --------------    --------------     ------------      -----------
     TOTAL ASSETS . . . . . . . . . . . . .    $ 61,411,313   $   27,846,090    $   44,764,659     $119,204,175      $ 9,247,858
                                               ============   ==============    ==============     ============      ===========

LIABILITIES AND PLAN EQUITY
  Payable to brokers  . . . . . . . . . . .    $  1,060,120                     $       98,437
  Plan Equity - including net unrealized
     appreciation of investments - Note C .      60,351,193   $   27,846,090        44,666,222     $119,204,175      $ 9,247,858
                                               ------------   --------------    --------------     ------------      -----------
     TOTAL  LIABILITIES AND PLAN EQUITY . .    $ 61,411,313   $   27,846,090    $   44,764,659     $119,204,175      $ 9,247,858
                                               ============   ==============    ==============     ============      ===========

                                                   CLEARING           COMBINED
                                                     FUND              FUNDS
                                                  -------------  -------------
ASSETS
  Investments - Note D and Schedule I
     Common Stock of
        Paramount Communications Inc. . . .                      $   88,388,790
     Other  . . . . . . . . . . . . . . . .      $     337,887      173,486,114
                                                 -------------   --------------
                                                       337,887      261,874,904

  Contributions receivable
     Employer   . . . . . . . . . . . . . .                              47,220
     Employee   . . . . . . . . . . . . . .                             151,918
                                                 -------------   --------------
                                                                        199,138

  Dividends and interest receivable   . . .                850          925,002
  Interfund receivables (payables)  . . . .                                 -0-
  Forfeitures . . . . . . . . . . . . . . .            186,212              -0-
                                                 -------------   --------------
     TOTAL ASSETS . . . . . . . . . . . . .      $     524,949   $  262,999,044
                                                 =============   ==============

LIABILITIES AND PLAN EQUITY
  Payable to brokers  . . . . . . . . . . .                      $    1,158,557
  Plan Equity - including net unrealized
     appreciation of investments - Note C .      $     524,949      261,840,487
                                                 -------------   --------------
     TOTAL  LIABILITIES AND PLAN EQUITY . .      $     524,949   $  262,999,044
                                                 =============   ==============

                      See notes to financial statements.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1992


                                                       EMPLOYER FUND                     EMPLOYEE FUNDS
                                                       -------------      ------------------------------------------------
                                                        PARAMOUNT           PARAMOUNT
                                                      COMMUNICATIONS      COMMUNICATIONS
                                                          COMMON              COMMON           EQUITY            INCOME
                                                        STOCK FUND          STOCK FUND          FUND              FUND
                                                      --------------      --------------    -------------    -------------
ASSETS
  Investments - Note D
     Common Stock of
        Paramount Communications Inc. . . . . . .     $ 31,095,225       $  19,917,450
     Other  . . . . . . . . . . . . . . . . . . .          202,486             164,335      $  36,020,169    $ 120,922,078
                                                      ------------       -------------      -------------    -------------
                                                        31,297,711          20,081,785         36,020,169      120,922,078

  Contributions receivable
     Employer   . . . . . . . . . . . . . . . . .           15,445
     Employee   . . . . . . . . . . . . . . . . .                                8,644              8,689           37,339
                                                      ------------       -------------      -------------    -------------
                                                            15,445               8,644              8,689           37,339

  Dividends and interest receivable   . . . . . .          136,340              94,875             80,792          666,479
  Interfund receivables (payables)  . . . . . . .           (5,691)            (23,899)           (42,773)          90,419
  Forfeitures . . . . . . . . . . . . . . . . . .          (66,507)                                  (276)          (1,260)
  Loan repayment receivables (payables) . . . . .            1,678              (7,458)             4,327           (2,691)
                                                      ------------       -------------      -------------    -------------
     TOTAL ASSETS . . . . . . . . . . . . . . . .     $ 31,378,976       $  20,153,947      $  36,070,928    $ 121,712,364
                                                      ============       =============      =============    =============

LIABILITIES AND PLAN EQUITY
  Distributions payable
     Cash   . . . . . . . . . . . . . . . . . . .     $    199,966       $      77,559      $     386,688    $   1,903,814
     Common Stock . . . . . . . . . . . . . . . .          105,329             117,364
                                                      ------------       -------------      -------------    -------------
                                                           305,295             194,923            386,688        1,903,814
  Plan Equity - including net unrealized
     appreciation of investments - Note C . . . .       31,073,681          19,959,024         35,684,240      119,808,550
                                                      ------------       -------------      -------------    -------------
     TOTAL LIABILITIES AND PLAN EQUITY  . . . . .     $ 31,378,976       $  20,153,947      $  36,070,928    $ 121,712,364
                                                      ============       =============      =============    =============


                                                           CLEARING       COMBINED
                                                             FUND          FUNDS
                                                         -----------    ------------
ASSETS
  Investments - Note D
     Common Stock of
        Paramount Communications Inc. . . . . . .                      $  51,012,675
     Other  . . . . . . . . . . . . . . . . . . .        $    63,029     157,372,097
                                                         -----------   -------------
                                                              63,029     208,384,772

  Contributions receivable
     Employer   . . . . . . . . . . . . . . . . .                             15,445
     Employee   . . . . . . . . . . . . . . . . .                             54,672
                                                                       -------------
                                                                              70,117

  Dividends and interest receivable   . . . . . .                            978,486
  Interfund receivables (payables)  . . . . . . .            (18,056)            -0-
  Forfeitures . . . . . . . . . . . . . . . . . .             68,043             -0-
  Loan repayment receivables (payables) . . . . .                             (4,144)
                                                         -----------   -------------
     TOTAL ASSETS . . . . . . . . . . . . . . . .        $   113,016   $ 209,429,231
                                                         ===========   =============

LIABILITIES AND PLAN EQUITY
  Distributions payable
     Cash   . . . . . . . . . . . . . . . . . . .                      $   2,568,027
     Common Stock . . . . . . . . . . . . . . . .                            222,693
                                                                       -------------
                                                                           2,790,720
  Plan Equity - including net unrealized
     appreciation of investments - Note C . . . .        $ 113,016       206,638,511
                                                         ---------     -------------
     TOTAL LIABILITIES AND PLAN EQUITY  . . . . .        $ 113,016     $ 209,429,231
                                                         =========     =============

                      See notes to financial statements.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                        STATEMENT OF INCOME AND CHANGES
                                 IN PLAN EQUITY
                          YEAR ENDED DECEMBER 31, 1993


                                              EMPLOYER FUND                                EMPLOYEE FUNDS
                                              -------------   -------------------------------------------------------------------
                                                PARAMOUNT        PARAMOUNT
                                             COMMUNICATIONS   COMMUNICATIONS
                                                 COMMON           COMMON             EQUITY           INCOME          BALANCED
                                               STOCK FUND       STOCK FUND            FUND             FUND             FUND
                                             ---------------  ---------------  ----------------   --------------   --------------
Net investment income
     Dividends on Paramount Communications
        Inc. Common Stock . . . . . . . . .    $    594,434   $      355,606
     Dividends on Common Stock  . . . . . .                                     $      998,781
     Interest income  . . . . . . . . . . .           6,319            3,353            83,796     $  7,795,232      $   171,749
     Administrative expenses  . . . . . . .
                                               ------------   --------------    --------------     ------------      -----------
                                                    600,753          358,959         1,082,577        7,795,232          171,749
Net realized gain on disposition of
     investments - Note C   . . . . . . . .         163,069        3,881,291           301,865                             4,009
Unrealized appreciation of
     investments - Note C . . . . . . . . .      24,687,683       11,043,072         2,312,832                           223,143
Contributions
     Employer . . . . . . . . . . . . . . .       8,935,308
     Employee . . . . . . . . . . . . . . .                        4,582,967         6,937,898        8,779,439          897,411
Rollovers from non-affiliated plans . . . .         699,168          315,683           823,050          989,516          410,892
Loan repayments . . . . . . . . . . . . . .         139,518        1,009,510         1,174,792        2,242,465          157,388
                                               ------------   --------------    --------------     ------------      -----------
                                                 35,225,499       21,191,482        12,633,014       19,806,652        1,864,592
Withdrawals and terminations
     Paid in cash . . . . . . . . . . . . .      (3,622,289)      (2,340,320)       (4,707,041)     (13,763,520)        (285,683)
     Paid in Common Stock . . . . . . . . .      (1,195,127)      (1,109,940)
Forfeitures . . . . . . . . . . . . . . . .        (976,558)                           (11,489)         (20,067)
Loans granted . . . . . . . . . . . . . . .        (124,404)      (1,664,971)       (2,148,496)      (3,762,232)        (199,059)
Interfund transfers . . . . . . . . . . . .         (29,609)      (8,189,185)        3,215,994       (2,865,208)       7,868,008
                                               ------------   --------------    --------------     ------------      -----------
Income and changes in Plan Equity
     for the year . . . . . . . . . . . . .      29,277,512        7,887,066         8,981,982         (604,375)       9,247,858
Plan Equity at beginning of year  . . . . .      31,073,681       19,959,024        35,684,240      119,808,550              -0-
                                               ------------   --------------    --------------     ------------      -----------
Plan Equity at end of year  . . . . . . . .    $ 60,351,193   $   27,846,090    $   44,666,222     $119,204,175      $ 9,247,858
                                               ============   ==============    ==============     ============      ===========


                                                   CLEARING           COMBINED
                                                     FUND              FUNDS
                                                  -------------  -------------
Net investment income
     Dividends on Paramount Communications
        Inc. Common Stock . . . . . . . . .                      $      950,040
     Dividends on Common Stock  . . . . . .                             998,781
     Interest income  . . . . . . . . . . .      $       5,997        8,066,446
     Administrative expenses  . . . . . . .           (547,943)        (547,943)
                                                 -------------   --------------
                                                      (541,946)       9,467,324
Net realized gain on disposition of
     investments - Note C   . . . . . . . .                           4,350,234
Unrealized appreciation of
     investments - Note C . . . . . . . . .                          38,266,730
Contributions
     Employer . . . . . . . . . . . . . . .                           8,935,308
     Employee . . . . . . . . . . . . . . .                          21,197,715
Rollovers from non-affiliated plans . . . .            (54,235)       3,184,074
Loan repayments . . . . . . . . . . . . . .                           4,723,673
                                                 -------------   --------------
                                                      (596,181)      90,125,058
Withdrawals and terminations
     Paid in cash . . . . . . . . . . . . .                         (24,718,853)
     Paid in Common Stock . . . . . . . . .                          (2,305,067)
Forfeitures . . . . . . . . . . . . . . . .          1,008,114              -0-
Loans granted . . . . . . . . . . . . . . .                          (7,899,162)
Interfund transfers . . . . . . . . . . . .                                 -0-
                                                 -------------   --------------
Income and changes in Plan Equity
     for the year . . . . . . . . . . . . .            411,933       55,201,976
Plan Equity at beginning of year  . . . . .            113,016      206,638,511
                                                 -------------   --------------
Plan Equity at end of year  . . . . . . . .      $     524,949   $  261,840,487
                                                 =============   ==============


                      See notes to financial statements.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                        STATEMENT OF INCOME AND CHANGES
                                 IN PLAN EQUITY
                          YEAR ENDED DECEMBER 31, 1992


                                                       EMPLOYER FUND                     EMPLOYEE FUNDS
                                                       -------------      ------------------------------------------------
                                                        PARAMOUNT           PARAMOUNT
                                                      COMMUNICATIONS      COMMUNICATIONS
                                                          COMMON              COMMON           EQUITY            INCOME
                                                        STOCK FUND          STOCK FUND          FUND              FUND
                                                      --------------      --------------    -------------    -------------
Net investment income
     Dividends on Paramount Communications Inc.
        Common Stock  . . . . . . . . . . . . . .     $    522,831       $     336,153
     Dividends on Common Stock  . . . . . . . . .                                           $     813,196
     Interest income  . . . . . . . . . . . . . .            4,140               4,513             60,736    $   8,579,448
     Administrative expenses  . . . . . . . . . .
                                                      ------------       -------------      -------------    -------------
                                                           526,971             340,666            873,932        8,579,448
Net realized gain on disposition of investments -
     Note C   . . . . . . . . . . . . . . . . . .           11,567             210,820            172,137
Unrealized appreciation of investments -
     Note C   . . . . . . . . . . . . . . . . . .        3,933,913           2,430,628          1,187,956
Contributions
     Employer . . . . . . . . . . . . . . . . . .        7,364,787
     Employee . . . . . . . . . . . . . . . . . .                            3,983,186          4,689,875        8,350,434
Rollovers from non-affiliated plans . . . . . . .                              998,488          5,040,023        5,450,796
Loan repayments . . . . . . . . . . . . . . . . .          129,005             959,734            914,280        2,258,267
                                                      ------------       -------------      -------------    -------------
                                                        11,966,243           8,923,522         12,878,203       24,638,945
Withdrawals and terminations
     Paid in cash . . . . . . . . . . . . . . . .       (3,028,381)         (1,998,269)        (4,766,046)     (19,899,200)
     Paid in Common Stock . . . . . . . . . . . .       (1,013,821)           (928,141)
Forfeitures . . . . . . . . . . . . . . . . . . .         (688,320)                                                 (1,044)
Loans granted . . . . . . . . . . . . . . . . . .         (123,141)         (1,233,451)        (1,231,115)      (2,897,727)
Interfund transfers . . . . . . . . . . . . . . .          (93,508)           (386,173)           444,312           35,369
                                                      ------------       -------------      -------------    -------------
Income and changes in Plan Equity
     for the year . . . . . . . . . . . . . . . .        7,019,072           4,377,488          7,325,354        1,876,343
Plan Equity at beginning of year  . . . . . . . .       24,054,609          15,581,536         28,358,886      117,932,207
                                                      ------------       -------------      -------------    -------------
Plan Equity at end of year  . . . . . . . . . . .     $ 31,073,681       $  19,959,024      $  35,684,240    $ 119,808,550
                                                      ============       =============      =============    =============

                                                          CLEARING         COMBINED
                                                            FUND            FUNDS
                                                        -----------     ------------
Net investment income
     Dividends on Paramount Communications Inc.
        Common Stock  . . . . . . . . . . . . . .                     $     858,984
     Dividends on Common Stock  . . . . . . . . .                           813,196
     Interest income  . . . . . . . . . . . . . .       $     3,236       8,652,073
     Administrative expenses  . . . . . . . . . .          (528,316)       (528,316)
                                                        -----------   -------------
                                                           (525,080)      9,795,937
Net realized gain on disposition of investments -
     Note C   . . . . . . . . . . . . . . . . . .                           394,524
Unrealized appreciation of investments -
     Note C   . . . . . . . . . . . . . . . . . .                         7,552,497
Contributions
     Employer . . . . . . . . . . . . . . . . . .           (89,388)      7,275,399
     Employee . . . . . . . . . . . . . . . . . .                        17,023,495
Rollovers from non-affiliated plans . . . . . . .                        11,489,307
Loan repayments . . . . . . . . . . . . . . . . .                         4,261,286
                                                        -----------   -------------
                                                           (614,468)     57,792,445
Withdrawals and terminations
     Paid in cash . . . . . . . . . . . . . . . .                       (29,691,896)
     Paid in Common Stock . . . . . . . . . . . .                        (1,941,962)
Forfeitures . . . . . . . . . . . . . . . . . . .           689,364             -0-
Loans granted . . . . . . . . . . . . . . . . . .                        (5,485,434)
Interfund transfers . . . . . . . . . . . . . . .                               -0-
                                                        -----------   -------------
Income and changes in Plan Equity
     for the year . . . . . . . . . . . . . . . .            74,896      20,673,153
Plan Equity at beginning of year  . . . . . . . .            38,120     185,965,358
                                                        -----------   -------------
Plan Equity at end of year  . . . . . . . . . . .       $   113,016   $ 206,638,511
                                                        ===========   =============


                      See notes to financial statements.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                        STATEMENT OF INCOME AND CHANGES
                                 IN PLAN EQUITY
                          YEAR ENDED DECEMBER 31, 1991


                                                       EMPLOYER FUND                     EMPLOYEE FUNDS
                                                       -------------      ------------------------------------------------
                                                        PARAMOUNT           PARAMOUNT
                                                      COMMUNICATIONS      COMMUNICATIONS
                                                          COMMON              COMMON           EQUITY            INCOME
                                                        STOCK FUND          STOCK FUND          FUND              FUND
                                                      --------------      --------------    -------------    -------------
Net investment income
     Dividends on Paramount Communications Inc.
        Common Stock  . . . . . . . . . . . . . .     $    404,369       $     260,689
     Dividends on Common Stocks . . . . . . . . .                                           $     499,007
     Interest income  . . . . . . . . . . . . . .            8,539               6,838            544,013    $   9,857,555
     Administrative expenses  . . . . . . . . . .
                                                      ------------       -------------      -------------    -------------
                                                           412,908             267,527          1,043,020        9,857,555
Net realized gain (loss) on disposition of
     investments - Note C   . . . . . . . . . . .            2,685                 (52)           808,382
Unrealized appreciation (depreciation) of
     investments - Note C   . . . . . . . . . . .       (1,192,923)           (801,060)         4,234,398
Contributions
     Employer . . . . . . . . . . . . . . . . . .        6,953,261
     Employee . . . . . . . . . . . . . . . . . .                            3,929,502          3,674,808        8,070,199
Rollovers from non-affiliated plans . . . . . . .                              262,716            326,132          421,263
Loan repayments . . . . . . . . . . . . . . . . .          144,537             780,587            720,114        1,868,010
                                                      ------------       -------------      -------------    -------------
                                                         6,320,468           4,439,220         10,806,854       20,217,027
Withdrawals and terminations
     Paid in cash . . . . . . . . . . . . . . . .       (2,028,756)         (1,681,170)        (2,828,876)     (17,635,316)
     Paid in Common Stock . . . . . . . . . . . .         (708,417)           (701,002)
Forfeitures . . . . . . . . . . . . . . . . . . .         (572,486)                (19)            (1,859)          (6,528)
Loans granted . . . . . . . . . . . . . . . . . .          (73,717)           (760,300)          (786,403)      (2,729,936)
Interfund transfers . . . . . . . . . . . . . . .          (46,526)            515,869          1,024,981       (1,494,324)
                                                      ------------       -------------      -------------    -------------
Income and changes in Plan Equity
     for the year . . . . . . . . . . . . . . . .        2,890,566           1,812,598          8,214,697       (1,649,077)
Plan Equity at beginning of year  . . . . . . . .       21,164,043          13,768,938         20,144,189      119,581,284
                                                      ------------       -------------      -------------    -------------
Plan Equity at end of year  . . . . . . . . . . .     $ 24,054,609       $  15,581,536      $  28,358,886    $ 117,932,207
                                                      ============       =============      =============    =============





                                                          CLEARING         COMBINED
                                                            FUND            FUNDS
                                                        -----------     ------------
Net investment income
     Dividends on Paramount Communications Inc.
        Common Stock  . . . . . . . . . . . . . .                     $     665,058
     Dividends on Common Stocks . . . . . . . . .                           499,007
     Interest income  . . . . . . . . . . . . . .       $     1,753      10,418,698
     Administrative expenses  . . . . . . . . . .          (603,432)       (603,432)
                                                        -----------   -------------
                                                           (601,679)     10,979,331
Net realized gain (loss) on disposition of
     investments - Note C   . . . . . . . . . . .                           811,015
Unrealized appreciation (depreciation) of
     investments - Note C   . . . . . . . . . . .                         2,240,415
Contributions
     Employer . . . . . . . . . . . . . . . . . .                         6,953,261
     Employee . . . . . . . . . . . . . . . . . .                        15,674,509
Rollovers from non-affiliated plans . . . . . . .                         1,010,111
Loan repayments . . . . . . . . . . . . . . . . .                         3,513,248
                                                        -----------   -------------
                                                           (601,679)     41,181,890
Withdrawals and terminations
     Paid in cash . . . . . . . . . . . . . . . .                       (24,174,118)
     Paid in Common Stock . . . . . . . . . . . .                        (1,409,419)
Forfeitures . . . . . . . . . . . . . . . . . . .           580,892             -0-
Loans granted . . . . . . . . . . . . . . . . . .                        (4,350,356)
Interfund transfers . . . . . . . . . . . . . . .                               -0-
                                                        -----------   -------------
Income and changes in Plan Equity
     for the year . . . . . . . . . . . . . . . .           (20,787)     11,247,997
Plan Equity at beginning of year  . . . . . . . .            58,907     174,717,361
                                                        -----------   -------------
Plan Equity at end of year  . . . . . . . . . . .       $    38,120   $ 185,965,358
                                                        ===========   =============


                      See notes to financial statements.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS


NOTE A - ACCOUNTING POLICIES

    The accounting records of the Paramount Communications Inc. Employees' Savings Plan are maintained on the accrual basis. The Plan is subject to the Employee Retirement Income Security Act of 1974.

    Investments are stated at aggregate current value. Investments in securities which are traded on national securities exchanges are valued at the last reported sales price on the last business day of the year; investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the mean between the last reported bid and ask prices. The Investment Pricing Department of the Trustee establishes current values for other investments which do not have an established market. In cases where call options have been sold against investments, the current value of such investments has been reduced by the current value of the option.

    All costs and expenses incurred with regard to the purchase, sale or transfer of investments are borne by the Plan. Expenses for administering the Plan may be paid by using Members' forfeitures.

    Security transactions are recorded on the trade date.

    The change in the difference between current value and the cost of investments is reflected in the Statement of Income and Changes in Plan Equity as unrealized appreciation (depreciation) of investments.

    Net realized gain (loss) on disposition of investments represents the difference between the proceeds received and the average cost of investments sold.

    From time to time the Plan enters into certain Standard & Poor's 500 index futures contracts. Gains and losses related to these contracts are calculated based upon the daily closing price of the futures contracts index.

NOTE B - INCOME TAX STATUS

    The Plan received a favorable determination letter from the Internal Revenue Service, dated June 22, 1989, with respect to the qualified status of the Plan under Section 401 of the Internal Revenue Code (the "Code") and the tax-exempt status of the underlying trust under Section 501 of the Code. The Plan is exempt from federal income tax and the Member will not be subject to federal income tax with respect to contributions made by the Employer to the Member's account and any earnings thereon or earnings on all Member contributions while such amounts are held in trust. The Retirement Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE C - INVESTMENTS IN SECURITIES

    The net unrealized appreciation (depreciation) of investments included in Plan Equity is as follows:

                                      EMPLOYER FUND                    EMPLOYEE FUNDS
                                      -------------      ---------------------------------------------
                                        PARAMOUNT          PARAMOUNT
                                      COMMUNICATIONS    COMMUNICATIONS
                                          COMMON            COMMON            EQUITY        BALANCED        COMBINED
                                        STOCK FUND        STOCK FUND           FUND           FUND            FUND
                                      -------------      --------------   ------------   -------------   -------------
Balance at December 31, 1990  .        $  4,657,970      $    437,727     $(1,463,886)                   $   3,631,811
Change  . . . . . . . . . . . .          (1,192,923)         (801,060)      4,234,398                        2,240,415
                                        -----------      ------------     -----------                    -------------
Balance at December 31, 1991  .           3,465,047          (363,333)      2,770,512                        5,872,226
Change  . . . . . . . . . . . .           3,933,913         2,430,628       1,187,956                        7,552,497
                                       ------------      ------------     -----------                    -------------
Balance at December 31, 1992  .           7,398,960         2,067,295       3,958,468    $         -0-      13,424,723
Change  . . . . . . . . . . . .          24,687,683        11,043,072       2,312,832          223,143      38,266,730
                                       ------------      ------------     -----------    -------------   -------------
Balance at December 31, 1993  .        $ 32,086,643      $ 13,110,367     $ 6,271,300    $     223,143   $  51,691,453
                                       ============      ============     ===========    =============   =============


    The net realized gain (loss) on disposition of investments was computed as follows:


                              EMPLOYER FUND                        EMPLOYEE FUNDS
                             ---------------  -----------------------------------------------------------
                                 PARAMOUNT      PARAMOUNT
                              COMMUNICATIONS  COMMUNICATIONS
                                  COMMON         COMMON          EQUITY          INCOME       BALANCED       COMBINED
                                STOCK FUND     STOCK FUND         FUND            FUND          FUND           FUND
                             ---------------  -------------  --------------  ------------  -------------- --------------
Year ended December 31, 1993
  Proceeds  . . . . . . . .    $ 10,718,721   $ 15,548,032    $ 17,735,012   $  27,415,093  $7,492,963     $ 78,909,821
  Cost-average  . . . . . .      10,555,652     11,666,741      17,433,147      27,415,093   7,488,954       74,559,587
                               ------------   ------------    ------------   -------------  ----------     ------------
  Net realized gain . . . .    $    163,069   $  3,881,291    $    301,865   $         -0-  $    4,009     $  4,350,234
                               ============   ============    ============   =============  ==========     ============

Year ended December 31, 1992
  Proceeds  . . . . . . . .    $  7,448,401   $ 12,091,259    $ 13,219,881   $ 120,166,588                 $152,926,129
  Cost-average  . . . . . .       7,436,834     11,880,439      13,047,744     120,166,588                  152,531,605
                               ------------   ------------    ------------   -------------                 ------------
  Net realized gain . . . .    $     11,567   $    210,820    $    172,137   $         -0-                 $    394,524
                               ============   ============    ============   =============                 ============

Year ended December 31, 1991
  Proceeds  . . . . . . . .    $  7,249,169   $  6,200,761    $ 38,528,112   $  79,483,265                 $131,461,307
  Cost-average  . . . . . .       7,246,484      6,200,813      37,719,730      79,483,265                  130,650,292
                               ------------   ------------    ------------   -------------                 ------------
  Net realized gain (loss)     $      2,685   $        (52)   $    808,382   $         -0-                 $    811,015
                               ============   =============   ============   =============                 ============

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    The fair value of individual investments, exclusive of Common Stock of Paramount Communications Inc., that represent 5% or more of the Plan's net assets are as follows:

                                                           December 31
                                                           ------------
                                                        1993          1992
                                                       -----          -----
Income Fund:
- - ------------
    State Street Bank & Trust Company
       Government Short-Term Investment Fund        $22,259,899    $21,554,600
    Bankers' Trust Company   6.45%
       Guaranteed Investment Contract                      *        10,511,351



    * Amount is less than 5% of the Plan's net assets at December 31, 1993.


    The Plan Equity available to Members in each fund at December 31, 1993 and 1992 was as follows:

                                               UNITS                     UNIT
             FUND                           OUTSTANDING                 VALUE                   PLAN EQUITY
             ----                           -----------                 -----                 ----------------
December 31, 1993
   Employer Fund
     Paramount Communications
        Common Stock Fund . . . .          22,345,025.032              2.70087829              $   60,351,193
   Employee Funds
     Paramount Communications
        Common Stock Fund . . . .          11,433,263.884              2.43553287                  27,846,090
     Equity Fund  . . . . . . . .          18,378,327.500              2.43037469                  44,666,222
     Income Fund  . . . . . . . .          68,205,320.417              1.74772546                 119,204,175
     Balanced Fund  . . . . . . .           8,701,902.712              1.06273976                   9,247,858
                                                                                               --------------
     Plan Equity available
        to Members  . . . . . . .                                                                 261,315,538
   Clearing Fund  . . . . . . . .                                                                     524,949
                                                                                               --------------
     Plan Equity  . . . . . . . .                                                              $  261,840,487
                                                                                               ==============


December 31, 1992
   Employer Fund
     Paramount Communications
        Common Stock Fund . . . .          20,396,757.971              1.52346177              $   31,073,681
   Employee Funds
     Paramount Communications
        Common Stock Fund . . . .          14,474,080.889              1.37894932                  19,959,024
     Equity Fund  . . . . . . . .          16,152,560.186              2.20920025                  35,684,240
     Income Fund  . . . . . . . .          73,141,547.903              1.63803684                 119,808,550
                                                                                               --------------
     Plan Equity available
        to Members  . . . . . . .                                                                 206,525,495
   Clearing Fund  . . . . . . . .                                                                     113,016
                                                                                               --------------
     Plan Equity  . . . . . . . .                                                              $  206,638,511
                                                                                               ==============

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D - INVESTMENT PROGRAMS

    The investment programs of the Plan are as follows:

             Member contribution - A Member may contribute to the Plan from 1% to 12% of the Member's base pay, including certain commissions, subject to adjustment to comply with law. A Member's contributions can be made with pre-tax or after-tax dollars. A Member may change or suspend the amount of the Member's contribution at any time effective as of the first day of any month; however, any suspension must be for a minimum of three months. Upon enrollment or reenrollment, each Member shall direct that the Member's contributions be invested in one or more of the following investment options in units of 10%:

             Paramount Communications Common Stock Fund
             This fund is invested in Paramount Communications Common Stock. Dividends received on stock in the fund are reinvested in Paramount Communications Common Stock. Chemical Banking Corporation is the trustee of this fund.

             Equity Fund
             This fund is primarily invested in a portfolio of common stocks constructed and maintained with the objective of providing investment results which approximate the performance of the Standard & Poor's 500 Stock Index (the "S&P 500"). The fund may purchase or sell individual securities or futures contracts on the S&P 500 or on a similarly broad index. Equity and market index call options may be written (sold) on the securities in the underlying portfolio but none of the optioned shares will be allowed to be called away. Bankers Trust Company is the trustee and investment manager of this fund.

             Income Fund
             This fund is invested in fixed income securities issued by insurance companies, financial institutions and the U.S. Government and its agencies. State Street Bank and Trust Company is the trustee and investment manager of this fund.

             Balanced Fund
             This fund, of which JP Morgan is the trustee, invests in a balanced combination of a JP Morgan managed bond fund and an equity index fund. This fund was instituted in 1993.

    Such direction may be revised by the Member quarterly.

             Employer contribution - The Employer may provide a matching contribution of 50% of the first 6% of each Member's contribution. Employer contributions are invested in the Paramount Communications Common Stock Fund. Members who commenced employment prior to January 1, 1992 (April 1, 1991 for employees of the publishing operations) vest in the Employer contribution at a rate of 20% for each full year of service. Members who commenced employment after December 31, 1991 (March 31, 1991 for employees of the publishing operations) vest in the Employer contribution after the completion of two full years of service at a rate of 33 1/3% for each of the next three full years of service. Amounts which have been forfeited in accordance with provisions of the Plan may be used to defray administrative expenses or reduce future Employer contributions.

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



             Loan Provision - The Plan permits a Member to borrow funds from the Plan using a portion of the Member's vested account balance as collateral. All loans require approval by the Retirement Committee. Monthly payroll deductions are required to repay the loans on a level amortization basis. Loans involving the purchase of a primary residence may be for any length of time up to 25 years. Loans for any other reason must be repaid within five years. The interest rate on the loans will be determined by the Retirement Committee. In the event of the Member's termination of employment with the Employer, the Member may either repay the loan or have the loan balance deducted from the Member's account.

    The number of Members in each fund at December 31, 1993 was as follows:

             Employer Fund
              Paramount Communications Common Stock Fund  . . . . .       8,386
             Employee Funds
              Income Fund   . . . . . . . . . . . . . . . . . . . .       7,032
              Equity Fund   . . . . . . . . . . . . . . . . . . . .       5,531
              Paramount Communications Common Stock Fund  . . . . .       4,347
              Balanced Fund   . . . . . . . . . . . . . . . . . . .       1,307

    The total number of Members in the Plan was less than the sum of the number of Members shown above because many of the Members participated in more than one fund.

    NOTE E - DISTRIBUTIONS PAYABLE

             As of December 31, 1993, there was $2,718,370 of assets that have been allocated to participants who have withdrawn from the Plan as of year-end, but for which disbursement of those funds from the Plan has not yet been made.

    NOTE F - SUBSEQUENT EVENT

             Pursuant to an Amended and Restated Agreement and Plan of Merger dated as of February 4, 1994 (as subsequently amended, the "Merger Agreement") between Viacom Inc. ("Viacom") and Paramount Communications Inc. ("PCI"), PCI will become a wholly owned subsidiary of Viacom at the effective time of the merger. In March 1994, pursuant to the related tender offer, all shares of PCI held by the Plan were tendered to Viacom. The Plan has received cash of $107 per share for approximately half of the tendered shares and will receive certain securities of Viacom for its remaining shares of PCI upon completion of the merger in July 1994.

                                                                      Schedule I

                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   Shares or                                  Approximate
                                                   Principal                                    Market
                                                    Amount               Cost                    Value
                                                  -----------        --------------         ---------------
EMPLOYER FUND
 PARAMOUNT COMMUNICATIONS
   COMMON STOCK FUND
   Paramount Communications Inc.
      Common Stock . . . . . . . . . . . . . . .      778,973        $     28,478,508       $     60,565,151
   Chemical Banking Corporation
      Temporary Investment Fund  . . . . . . . .      490,598                 490,598                490,598
                                                                     ----------------       ----------------
   TOTAL PARAMOUNT COMMUNICATIONS
      COMMON STOCK FUND-EMPLOYER . . . . . . . .                           28,969,106             61,055,749

EMPLOYEE FUNDS
 PARAMOUNT COMMUNICATIONS
   COMMON STOCK FUND
   Paramount Communications Inc.
      Common Stock . . . . . . . . . . . . . . .      357,450              14,713,272             27,823,639
   Chemical Banking Corporation
      Temporary Investment Fund  . . . . . . . .    6,951,705               6,951,705              6,951,705
                                                                     ----------------       ----------------
   TOTAL PARAMOUNT COMMUNICATIONS
      COMMON STOCK FUND-EMPLOYEE . . . . . . . .                           21,664,977             34,775,344

 EQUITY FUND
   TEMPORARY INVESTMENTS
      Bankers Trust Company Temporary
         Investment Fund . . . . . . . . . . . .      108,596                 108,596                108,596
      Chemical Banking Corporation
         Temporary Investment Fund . . . . . . .      457,636                 457,636                457,636

   DOMESTIC COMMON STOCKS
      AEROSPACE
         Boeing Co . . . . . . . . . . . . . . .        4,500                 207,158                194,625
         General Dynamics Corp.  . . . . . . . .          350                  10,745                 32,288
         Lockheed Corp.  . . . . . . . . . . . .          700                  28,278                 47,775
         Loral Corp. . . . . . . . . . . . . . .        1,200                  27,456                 45,300
         Martin Marietta Corp.   . . . . . . . .        1,200                  30,740                 53,400
         McDonnell Douglas Corp.   . . . . . . .          600                  32,920                 64,200
         Northrop Corp.  . . . . . . . . . . . .          200                   5,277                  7,475
         Raytheon Co.  . . . . . . . . . . . . .        1,900                  81,303                125,400
         Rockwell International Corp.  . . . . .        3,000                  84,749                111,375
         United Technologies Corp.   . . . . . .        1,700                  87,581                105,400
                                                                      ---------------       ----------------

            TOTAL AEROSPACE  . . . . . . . . . .                              596,207                787,238

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   AUTOMOTIVE
      Chrysler Corp. . . . . . . . . . . . . . .        4,700                 100,997                250,275
      Cummins Engine Inc.  . . . . . . . . . . .          600                  23,480                 32,250
      Dana Corp. . . . . . . . . . . . . . . . .          200                   7,351                 11,975
      Eaton Corp.  . . . . . . . . . . . . . . .        1,000                  35,835                 50,500
      Ford Motor Co. . . . . . . . . . . . . . .        5,900                 219,917                380,550
      General Motors Corp. . . . . . . . . . . .        9,000                 347,936                493,875
      Genuine Parts Co.  . . . . . . . . . . . .        1,050                  31,387                 39,506
      Paccar Inc.  . . . . . . . . . . . . . . .          500                  21,927                 30,625
                                                                     ----------------       ----------------
         TOTAL AUTOMOTIVE  . . . . . . . . . . .                              788,830              1,289,556

   BANKS
      Banc One Corp. . . . . . . . . . . . . . .        4,575                 159,081                178,997
      BankAmerica Corp.  . . . . . . . . . . . .        4,808                 175,341                222,971
      Bank Boston Corp.  . . . . . . . . . . . .        1,600                  36,768                 36,800
      Barnett Banks Inc. . . . . . . . . . . . .        1,400                  54,687                 58,100
      Boatmen's Bancshares Inc.  . . . . . . . .        1,600                  41,515                 47,800
      Chase Manhattan Bank Corp. . . . . . . . .        2,600                  54,736                 88,075
      Chemical Banking Corp. . . . . . . . . . .        3,568                 101,897                143,166
      Citicorp . . . . . . . . . . . . . . . . .        4,500                  67,841                165,938
      Corestates Financial Corp. . . . . . . . .        2,000                  43,166                 52,250
      First Chicago Corp.  . . . . . . . . . . .          700                  25,489                 30,275
      First Fidelity Bancorporation  . . . . . .          600                  21,721                 27,300
      First Interstate Bancorp . . . . . . . . .        1,200                  45,060                 76,950
      First Union Corp.  . . . . . . . . . . . .        2,500                  79,083                103,125
      Mellon Bank Corp.  . . . . . . . . . . . .        1,000                  50,550                 53,000
      J P Morgan & Co. Inc.  . . . . . . . . . .        2,600                 142,936                180,375
      NBD Bancorp Inc. . . . . . . . . . . . . .        1,250                  30,027                 37,187
      Nationsbank Corp.  . . . . . . . . . . . .        3,537                 131,878                173,313
      Norwest Corp.  . . . . . . . . . . . . . .        4,200                  75,831                102,375
      Shawmut National Corp. . . . . . . . . . .          700                  14,634                 15,225
      Suntrust Banks Inc.  . . . . . . . . . . .        1,200                  33,501                 54,000
      U.S. Bancorp.  . . . . . . . . . . . . . .        1,450                  28,163                 36,250
      Wells Fargo & Co.  . . . . . . . . . . . .          800                  55,507                103,500
                                                                     ----------------       ----------------
         TOTAL BANKS . . . . . . . . . . . . . .                            1,469,412              1,986,972

   BEVERAGE
      Anheuser-Busch Companies Inc.  . . . . . .        3,600                 183,963                176,850
      The Coca-Cola Company  . . . . . . . . . .       16,600                 549,745                740,775
      Adolph Coors Co. . . . . . . . . . . . . .          500                   8,426                  8,125
      Pepsico Inc. . . . . . . . . . . . . . . .       10,200                 334,728                416,925
                                                                     ----------------       ----------------
         TOTAL BEVERAGE  . . . . . . . . . . . .                            1,076,862              1,342,675

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   BUILDING - FOREST PRODUCTS
      Champion International Corp. . . . . . . .          500                  15,315                 16,688
      Georgia Pacific Corp.  . . . . . . . . . .        1,300                  64,134                 89,375
      Johnson Controls Corp. . . . . . . . . . .          300                  14,667                 15,938
      Louisiana Pacific Corp.  . . . . . . . . .        1,600                  26,647                 66,000
      Weyerhaeuser Co. . . . . . . . . . . . . .        2,900                  84,579                129,413
                                                                     ----------------       ----------------
         TOTAL BUILDING - FOREST PRODUCTS  . . .                              205,342                317,414

   BUILDING - OTHER
      Armstrong World Industries Inc.  . . . . .          300                  10,727                 15,975
      Centex Corp. . . . . . . . . . . . . . . .          700                  23,898                 29,400
      Fleetwood Enterprises Inc. . . . . . . . .          800                  18,354                 19,000
      Fluor Corp.  . . . . . . . . . . . . . . .        1,200                  52,012                 48,600
      Home Depot Inc.  . . . . . . . . . . . . .        5,800                 185,778                229,100
      Masco Corp.  . . . . . . . . . . . . . . .        2,200                  52,965                 81,400
      Owens-Corning Fiberglass Corp. . . . . . .          700                  12,601                 31,062
      The Stanley Works  . . . . . . . . . . . .          100                   4,067                  4,450
                                                                     ----------------       ----------------
         TOTAL BUILDING - OTHER  . . . . . . . .                              360,402                458,987

   CHEMICAL
      Air Products & Chemicals Inc.  . . . . . .        1,600                  54,795                 70,800
      American Cyanamid Co.  . . . . . . . . . .        1,100                  64,095                 55,275
      Dow Chemical Co. . . . . . . . . . . . . .        3,500                 195,964                198,625
      E I DuPont De Nemours & Co.  . . . . . . .        8,700                 382,155                419,775
      Ethyl Corp.  . . . . . . . . . . . . . . .        1,500                  30,796                 26,250
      FMC Corp.  . . . . . . . . . . . . . . . .          100                   5,093                  4,713
      W R Grace & Co.  . . . . . . . . . . . . .        1,200                  41,222                 48,750
      Great Lakes Chemical Corp. . . . . . . . .        1,000                  55,429                 74,625
      Hercules Inc.  . . . . . . . . . . . . . .          600                  24,039                 68,100
      Imcera Group Inc.  . . . . . . . . . . . .        1,100                  37,137                 36,988
      Monsanto Co. . . . . . . . . . . . . . . .        1,700                  98,559                124,738
      Morton International Inc.  . . . . . . . .          700                  36,335                 65,450
      Nalco Chemical Co.   . . . . . . . . . . .          400                  11,501                 15,000
      PPG Industries Inc.  . . . . . . . . . . .        1,400                  70,058                106,225
      Praxair Inc. Co. . . . . . . . . . . . . .        1,975                  25,022                 32,834
      Raychem Corp.  . . . . . . . . . . . . . .          300                  10,428                 11,250
      Rohm & Haas Co.  . . . . . . . . . . . . .          700                  30,757                 41,650
      Safety Kleen Corp. . . . . . . . . . . . .          450                  11,252                  7,313
      Union Carbide Corp.  . . . . . . . . . . .        2,375                  27,417                 53,141
                                                                     ----------------       ----------------
         TOTAL CHEMICAL  . . . . . . . . . . . .                            1,212,054              1,461,502

   CONTAINER
      ACX Technologies Inc.  . . . . . . . . . .            1                      16                     27
      Crown Cork & Seal Inc. . . . . . . . . . .          700                  15,392                 29,313
      Stone Container Corp.  . . . . . . . . . .        1,420                  21,928                 13,668
      Temple Inland Inc. . . . . . . . . . . . .          300                  10,314                 15,113
                                                                     ----------------       ----------------
         TOTAL CONTAINER . . . . . . . . . . . .                               47,650                 58,121

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   COSMETIC
      Avon Products Inc. . . . . . . . . . . . .        1,100                  47,802                 53,488
      Gillette Co. . . . . . . . . . . . . . . .        3,000                 133,429                178,875
      International Flavors & Fragrances Inc.  .          500                  45,182                 56,875
                                                                     ----------------       ----------------
         TOTAL COSMETIC  . . . . . . . . . . . .                              226,413                289,238

   DRUG
      Abbott Labs  . . . . . . . . . . . . . . .       10,700                 280,651                316,988
      American Home Products Corp. . . . . . . .        3,900                 262,428                252,525
      Bristol-Myers Squibb Co. . . . . . . . . .        6,600                 458,819                384,450
      Eli Lilly & Co.  . . . . . . . . . . . . .        3,900                 281,134                231,563
      McKesson Corp. . . . . . . . . . . . . . .          300                  15,047                 16,200
      Merck & Co. Inc. . . . . . . . . . . . . .       16,000                 624,950                550,000
      Pfizer Inc.  . . . . . . . . . . . . . . .        3,800                 227,246                262,200
      Schering Plough Corp.  . . . . . . . . . .        2,600                 149,420                178,100
      Syntex Corp. . . . . . . . . . . . . . . .        3,200                 102,525                 50,800
      Upjohn Co. . . . . . . . . . . . . . . . .        2,200                  86,597                 63,800
      Warner Lambert Co. . . . . . . . . . . . .        1,800                 123,998                121,500
                                                                     ----------------       ----------------
         TOTAL DRUG  . . . . . . . . . . . . . .                            2,612,815              2,428,126

   ELECTRICAL EQUIPMENT
      Emerson Electric Co. . . . . . . . . . . .        3,000                 144,919                180,750
      General Electric Co. . . . . . . . . . . .       10,800                 805,111              1,132,650
      W W Grainger Inc.  . . . . . . . . . . . .          800                  36,921                 46,000
      ITT Corp.  . . . . . . . . . . . . . . . .        1,600                  98,547                146,000
      Tyco Labs Inc. . . . . . . . . . . . . . .          700                  29,553                 36,138
      Westinghouse Electric Corp.  . . . . . . .        5,100                 104,597                 72,038
                                                                     ----------------       ----------------
         TOTAL ELECTRICAL EQUIPMENT  . . . . . .                            1,219,648              1,613,576

   ELECTRICAL HOUSEHOLD APPLIANCES
      Maytag Corp. . . . . . . . . . . . . . . .          800                  14,404                 14,400
      Whirlpool Corp.  . . . . . . . . . . . . .        1,000                  33,643                 66,500
                                                                     ----------------       ----------------
         TOTAL ELECTRICAL HOUSEHOLD
            APPLIANCES . . . . . . . . . . . . .                               48,047                 80,900

   ELECTRONICS
      Advanced Micro Devices Inc.  . . . . . . .        1,600                  21,997                 28,400
      Allied Signal Inc. . . . . . . . . . . . .        1,900                  80,999                150,100
      AMP Inc. . . . . . . . . . . . . . . . . .        1,400                  74,247                 88,375
      DSC Communications Corp. . . . . . . . . .          900                  15,294                 55,350
      E-Systems Inc. . . . . . . . . . . . . . .          200                   7,501                  8,675
      Hewlett Packard Co.  . . . . . . . . . . .        3,300                 185,994                260,700
      Intel Corp.  . . . . . . . . . . . . . . .        5,400                 177,934                334,800
      Litton Industries Inc. . . . . . . . . . .          200                   7,463                 12,900
      Motorola Inc.  . . . . . . . . . . . . . .        3,500                 154,481                322,875
      National Semiconductor Corp. . . . . . . .        2,000                  18,160                 32,500

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   ELECTRONICS (CONTINUED)
      Scientific Atlanta Inc.  . . . . . . . . .          850                  16,317                 28,475
      Texas Instruments Inc. . . . . . . . . . .        1,300                  51,528                 82,550
                                                                     ----------------       ----------------
         TOTAL ELECTRONICS . . . . . . . . . . .                              811,915              1,405,700

   FINANCE
      American Express Co. . . . . . . . . . . .        6,100                 151,415                188,338
      Beneficial Corp. . . . . . . . . . . . . .          400                  15,726                 15,300
      Dean Witter Discover & Co. . . . . . . . .        2,417                  74,354                 83,689
      Federal Home Loan Mortgage Corp. . . . . .        2,400                 102,050                119,700
      Federal National Mortgage
         Association . . . . . . . . . . . . . .        3,400                 195,341                266,900
      Fleet Financial Group Inc. . . . . . . . .        1,200                  29,416                 40,050
      PNC Financial Corp.  . . . . . . . . . . .        2,400                  47,254                 69,600
      Primerica Corp.  . . . . . . . . . . . . .        3,200                  67,151                124,400
      Salomon Inc. . . . . . . . . . . . . . . .        1,400                  37,255                 66,675
                                                                     ----------------       ----------------
         TOTAL FINANCE . . . . . . . . . . . . .                              719,962                974,652

   FOOD
      Archer Daniels Midland Co. . . . . . . . .        4,566                 111,714                103,877
      Borden Inc.  . . . . . . . . . . . . . . .        2,400                  68,030                 40,800
      CPC International Inc. . . . . . . . . . .        2,100                  88,173                100,013
      Campbell Soup Co.  . . . . . . . . . . . .        3,000                 108,184                123,000
      Conagra Inc. . . . . . . . . . . . . . . .        2,350                  68,154                 61,981
      General Mills Inc. . . . . . . . . . . . .        2,200                 131,917                133,650
      Gerber Products Co.  . . . . . . . . . . .        1,100                  33,011                 31,213
      H J Heinz Co.  . . . . . . . . . . . . . .        3,400                 125,301                121,975
      Hershey Foods Corp.  . . . . . . . . . . .          600                  24,733                 29,400
      Kellogg Co.  . . . . . . . . . . . . . . .        3,000                 152,341                170,250
      Pet Inc. . . . . . . . . . . . . . . . . .        1,400                  27,444                 24,500
      Pioneer Hi Bred International Inc. . . . .        1,400                  51,553                 54,600
      Premark Intl. Inc. . . . . . . . . . . . .          500                  24,828                 40,125
      Quaker Oats Co.  . . . . . . . . . . . . .        1,000                  60,737                 71,000
      Ralston Purina Co. . . . . . . . . . . . .        1,300                  63,169                 51,675
      Sara Lee Corp. . . . . . . . . . . . . . .        6,300                 144,773                157,500
      Sysco Corp.  . . . . . . . . . . . . . . .        2,600                  54,219                 76,050
      Wendy's International Inc. . . . . . . . .        2,000                  19,048                 34,750
      Whitman Corp.  . . . . . . . . . . . . . .          700                   6,949                 11,375
      Wm. Wrigley Jr. Co.  . . . . . . . . . . .          900                  21,791                 39,713
                                                                     ----------------       ----------------
         TOTAL FOOD  . . . . . . . . . . . . . .                            1,386,069              1,477,447

   HOME FURNISHINGS
      Newell Co. . . . . . . . . . . . . . . . .        1,300                  45,612                 52,488

   HOTEL - MOTEL
      Hilton Hotels Corp.  . . . . . . . . . . .          200                  10,276                 12,150
      Promus Cos. Inc. . . . . . . . . . . . . .        1,500                  22,880                 68,625
                                                                     ----------------       ----------------
         TOTAL HOTEL - MOTEL . . . . . . . . . .                               33,156                 80,775

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   HOTEL - RESTAURANT
      McDonalds Corp.  . . . . . . . . . . . . .        4,600                 178,086                262,200
      Shoneys Inc. . . . . . . . . . . . . . . .          800                  19,808                 18,500
                                                                     ----------------       ----------------
         TOTAL HOTEL - RESTAURANT  . . . . . . .                              197,894                280,700

   INSURANCE
      Aetna Life & Casualty Co.  . . . . . . . .        1,200                  54,904                 72,450
      American General Corp. . . . . . . . . . .        3,000                  75,251                 85,875
      American International Group Inc.  . . . .        4,037                 258,564                354,247
      Cigna Corp.  . . . . . . . . . . . . . . .          800                  42,205                 50,200
      CNA Financial Corp.  . . . . . . . . . . .          500                  39,202                 38,750
      Capital Holdings Corp. . . . . . . . . . .        1,500                  44,735                 55,688
      Chubb Corp.  . . . . . . . . . . . . . . .        1,300                  88,679                101,238
      Continental Corp.  . . . . . . . . . . . .          300                   9,115                  8,288
      General Re Corp. . . . . . . . . . . . . .        1,100                 104,474                117,700
      Jefferson Pilot Corp.  . . . . . . . . . .          300                   8,451                 14,063
      Lincoln National Corp. . . . . . . . . . .          900                  29,860                 39,150
      Marsh & McLennan Cos. Inc. . . . . . . . .        1,000                  80,195                 81,250
      Safeco Corp. . . . . . . . . . . . . . . .        1,000                  45,450                 55,000
      St. Paul Cos. Inc. . . . . . . . . . . . .          600                  40,710                 53,925
      Torchmark Corp.  . . . . . . . . . . . . .          750                  31,323                 33,750
      Travelers Corp.  . . . . . . . . . . . . .        1,000                  27,321                 31,125
      USF&G Corp.  . . . . . . . . . . . . . . .          800                  22,908                 11,800
                                                                     ----------------       ----------------
         TOTAL INSURANCE . . . . . . . . . . . .                            1,003,347              1,204,499

   INVESTMENT COMPANIES
      Avery Dennison Corp. . . . . . . . . . . .          600                  14,853                 17,625
      MBNA Corp. . . . . . . . . . . . . . . . .        1,600                  36,962                 53,400
      Merrill Lynch & Co. Inc. . . . . . . . . .        2,600                  57,322                109,200
      Wachovia Corp. . . . . . . . . . . . . . .        1,900                  73,920                 63,650
                                                                     ----------------       ----------------
         TOTAL INVESTMENT COMPANIES  . . . . . .                              183,057                243,875

   LEISURE AND RECREATION
      American Greetings Corp. . . . . . . . . .        1,200                  24,778                 40,800
      Brunswick Corp.  . . . . . . . . . . . . .          700                   9,891                 12,600
      Hasbro Inc.  . . . . . . . . . . . . . . .        1,250                  33,183                 45,313
      Mattel Inc.  . . . . . . . . . . . . . . .        1,500                  26,282                 41,438
      Walt Disney Co.  . . . . . . . . . . . . .        6,900                 227,014                294,113
                                                                     ----------------       ----------------
         TOTAL LEISURE AND RECREATION  . . . . .                              321,148                434,264

   MACHINERY - AGRICULTURE
      Deere & Co.  . . . . . . . . . . . . . . .        1,200                  65,983                 88,800

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   MACHINERY - TOOLS
      Black & Decker Corp. . . . . . . . . . . .        1,000                  15,629                 19,750
      Giddings & Lewis Inc.  . . . . . . . . . .          900                  20,387                 23,175
      Illinois Tool Works Inc. . . . . . . . . .          800                  21,602                 31,200
      Snap-On Tools Corp.  . . . . . . . . . . .          200                   7,226                  7,575
                                                                     ----------------       ----------------
         TOTAL MACHINERY - TOOLS . . . . . . . .                               64,844                 81,700

   MACHINERY - OTHER
      Bally Manufacturing Corp.  . . . . . . . .        1,700                  17,663                 14,450
      Caterpillar Inc. . . . . . . . . . . . . .        1,400                  76,222                124,600
      Cooper Industries Inc. . . . . . . . . . .        1,600                  76,384                 78,800
      Dover Corp.  . . . . . . . . . . . . . . .          400                  15,252                 24,300
      Dresser Industries Inc.  . . . . . . . . .        2,300                  43,862                 47,725
      Harnischfeger Industries Inc.  . . . . . .          600                  12,303                 13,500
      Ingersoll Rand Co. . . . . . . . . . . . .        1,600                  44,157                 61,200
      Millipore Corp.  . . . . . . . . . . . . .          200                   6,676                  8,000
      Pall Corporation . . . . . . . . . . . . .        1,666                  29,718                 30,613
      TRW Inc. . . . . . . . . . . . . . . . . .          900                  52,910                 62,325
      Textron Inc. . . . . . . . . . . . . . . .          900                  30,083                 52,425
                                                                     ----------------       ----------------
         TOTAL MACHINERY - OTHER . . . . . . . .                              405,230                517,938

   MEDICAL SUPPLY AND SERVICE
      Alza Corp. . . . . . . . . . . . . . . . .        1,300                  48,547                 36,725
      Amgen Inc. . . . . . . . . . . . . . . . .        1,900                 109,273                 94,050
      C R Bard Inc.  . . . . . . . . . . . . . .          200                   3,151                  5,050
      Bausch & Lomb Inc. . . . . . . . . . . . .          900                  40,071                 46,125
      Baxter International Inc.  . . . . . . . .        3,500                  99,678                 85,313
      Becton Dickinson & Co. . . . . . . . . . .        1,000                  32,702                 35,750
      Biomet Inc.  . . . . . . . . . . . . . . .        1,800                  36,409                 18,450
      Columbia Healthcare Corp.  . . . . . . . .        1,588                  36,947                 52,603
      Community Psychiatric Centers  . . . . . .        1,000                  15,278                 14,000
      Johnson & Johnson  . . . . . . . . . . . .        8,400                 376,546                376,950
      Medtronic Inc. . . . . . . . . . . . . . .          900                  55,158                 73,913
      National Medical Enterprises Inc.  . . . .        2,200                  38,230                 30,800
      St. Jude Medical Inc.  . . . . . . . . . .          900                  38,697                 23,850
      Shared Medical Systems Corp. . . . . . . .          500                  10,205                 12,438
      United States Surgical Corp. . . . . . . .        1,100                  70,940                 24,750
                                                                     ----------------       ----------------
         TOTAL MEDICAL SUPPLY AND SERVICE  . . .                            1,011,832                930,767

   METALS - ALUMINUM
      Aluminum Co. of America  . . . . . . . . .        1,200                  77,049                 83,250
      Reynolds Metals Co.  . . . . . . . . . . .          800                  42,936                 36,300
                                                                     ----------------       ----------------
         TOTAL METALS - ALUMINUM . . . . . . . .                              119,985                119,550

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   METALS - STEEL
      Bethlehem Steel Corp.  . . . . . . . . . .        1,100                  17,621                 22,413
      Nucor Corp.  . . . . . . . . . . . . . . .        1,200                  28,828                 63,600
      USX Corp. - US Steel Group   . . . . . . .        1,160                  30,564                 50,170
      Worthington Industries Inc.  . . . . . . .        1,350                  17,777                 27,675
                                                                     ----------------       ----------------
         TOTAL METALS - STEEL  . . . . . . . . .                               94,790                163,858

   METALS - OTHER
      Amax Inc.  . . . . . . . . . . . . . . . .        1,750                  42,350                 45,281
      Asarco Inc.  . . . . . . . . . . . . . . .          400                  10,192                  9,150
      Engelhard Corp.  . . . . . . . . . . . . .          675                  12,572                 16,453
      Homestake Mining Co. . . . . . . . . . . .        2,300                  33,105                 50,600
      Newmont Mining Corp. . . . . . . . . . . .        1,100                  44,917                 63,388
      Phelps Dodge Corp. . . . . . . . . . . . .        1,200                  42,166                 58,500
                                                                     ----------------       ----------------
         TOTAL METALS - OTHER  . . . . . . . . .                              185,302                243,372

   MISCELLANEOUS
      Marriott International Corp. . . . . . . .          500                   9,918                 14,500
      Price/Costco Inc.  . . . . . . . . . . . .        3,691                  71,297                 71,052
      Supervalu Inc. Co. . . . . . . . . . . . .          500                  14,253                 18,125
      Variety Corp.  . . . . . . . . . . . . . .          700                  23,111                 31,325
      Yellow Corp. . . . . . . . . . . . . . . .          500                  14,540                 12,438
                                                                     ----------------       ----------------
         TOTAL MISCELLANEOUS . . . . . . . . . .                              133,119                147,440

   OFFICE EQUIPMENT
      Alco Standard Corp.  . . . . . . . . . . .          400                  16,238                 21,900
      Amdahl Corp. . . . . . . . . . . . . . . .          900                  13,617                  5,400
      Apple Computer Inc.  . . . . . . . . . . .        1,800                  80,268                 52,650
      Autodesk Inc.  . . . . . . . . . . . . . .          600                  22,477                 27,000
      Automatic Data Processing Inc. . . . . . .        1,900                  70,140                104,975
      Cisco Systems Inc. . . . . . . . . . . . .        1,500                  98,438                 96,938
      Compaq Computer Corp.  . . . . . . . . . .        1,000                  41,018                 73,875
      Computer Associates International Inc. . .        2,500                  32,942                100,000
      Computer Sciences Corp.  . . . . . . . . .          200                   9,551                 19,900
      Cray Research Inc. . . . . . . . . . . . .          400                  17,989                 10,250
      Data General Corp. . . . . . . . . . . . .          800                  11,502                  7,500
      Digital Equipment Corp.  . . . . . . . . .        1,800                 103,744                 61,650
      Honeywell Inc. . . . . . . . . . . . . . .        1,900                  54,816                 65,075
      Intergraph Corp. . . . . . . . . . . . . .          200                   4,802                  2,125
      International Business Machines Corp.  . .        6,900                 642,684                389,850
      Lotus Development Corp.  . . . . . . . . .          700                  20,028                 38,500

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   OFFICE EQUIPMENT (CONTINUED)
      Minnesota Mining & Manufacturing Co. . . .        2,800                 260,556                304,500
      Novell Inc.  . . . . . . . . . . . . . . .        4,300                 110,137                 89,225
      Oracle Systems Corp. . . . . . . . . . . .        3,900                  46,975                112,125
      Pitney Bowes Inc.  . . . . . . . . . . . .        1,400                  37,378                 57,925
      Sun Microsystems . . . . . . . . . . . . .        1,700                  54,795                 49,513
      Tandem Computers Inc.  . . . . . . . . . .        1,800                  32,664                 19,575
      Unisys Corp. . . . . . . . . . . . . . . .        2,300                  22,312                 29,038
      Xerox Corp.  . . . . . . . . . . . . . . .        1,300                  81,027                116,188
                                                                     ----------------       ----------------
         TOTAL OFFICE EQUIPMENT  . . . . . . . .                            1,886,098              1,855,677

   OIL - DOMESTIC
      Amerada Hess Corp. . . . . . . . . . . . .        1,300                  60,476                 58,663
      Amoco Corp.  . . . . . . . . . . . . . . .        6,400                 327,246                338,400
      Atlantic Richfield Co. . . . . . . . . . .        2,100                 236,334                221,025
      Burlington Res. Inc. . . . . . . . . . . .        1,900                  86,163                 80,513
      Chevron Corp.  . . . . . . . . . . . . . .        4,200                 304,507                365,925
      Kerr McGee Corp. . . . . . . . . . . . . .          300                  13,689                 13,575
      Louisiana Land & Exploration Co. . . . . .          100                   4,855                  4,013
      Maxus Energy Corp. . . . . . . . . . . . .        2,000                  13,505                 11,000
      Occidental Petroleum Corp. . . . . . . . .        4,000                  82,783                 68,000
      Pennzoil Co. . . . . . . . . . . . . . . .          300                  22,501                 16,013
      Phillips Petroleum Co. . . . . . . . . . .        3,500                  88,199                101,500
      Sun Company Inc. . . . . . . . . . . . . .          600                  22,878                 17,625
      Tenneco Inc. . . . . . . . . . . . . . . .        2,300                 101,565                121,038
      Unocal Corp. . . . . . . . . . . . . . . .        3,400                  87,407                 94,775
      Williams Cos.  . . . . . . . . . . . . . .        1,600                  34,909                 39,000
                                                                     ----------------       ----------------
      TOTAL OIL - DOMESTIC . . . . . . . . . . .                            1,487,017              1,551,065

   OIL - INTERNATIONAL
      Exxon Corp.  . . . . . . . . . . . . . . .       15,400                 873,372                972,125
      Mobil Corp.  . . . . . . . . . . . . . . .        5,100                 333,449                403,538
      Texaco Inc.  . . . . . . . . . . . . . . .        3,400                 202,140                220,150
                                                                     ----------------       ----------------
         TOTAL OIL - INTERNATIONAL . . . . . . .                            1,408,961              1,595,813

   OIL - SERVICE
      Ashland Oil Inc. . . . . . . . . . . . . .          400                  14,602                 13,650
      Baker Hughes Inc.  . . . . . . . . . . . .        2,000                  45,021                 40,000
      Coastal Corp.  . . . . . . . . . . . . . .        1,400                  38,213                 39,550
      Foster Wheeler Corp. . . . . . . . . . . .          300                   8,101                 10,050
      Halliburton Co.  . . . . . . . . . . . . .        1,800                  63,996                 57,375
      McDermott International Inc. . . . . . . .          800                  20,631                 21,200
      Oryx Energy Co.  . . . . . . . . . . . . .        1,000                  31,603                 17,250
      Sante Fe Energy Reserve Inc. . . . . . . .          361                  10,023                  3,339
      Schlumberger Ltd.  . . . . . . . . . . . .        3,200                 191,073                189,200
      USX Corp. - Marathon Oil Co. . . . . . . .        4,000                  89,299                 66,000
                                                                     ----------------       ----------------
         TOTAL OIL - SERVICE . . . . . . . . . .                              512,562                457,614

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   PAPER
      International Paper Co.  . . . . . . . . .        1,700                 103,582                115,175
      James River Corp.  . . . . . . . . . . . .          500                  13,003                  9,625
      Kimberly Clark Corp. . . . . . . . . . . .        2,200                  98,936                114,125
      Mead Corp. . . . . . . . . . . . . . . . .          400                  13,152                 18,000
      Scott Paper Co.  . . . . . . . . . . . . .        1,200                  43,056                 49,350
      Union Camp Corp. . . . . . . . . . . . . .        1,100                  45,810                 52,388
      Westvaco Corp. . . . . . . . . . . . . . .          400                  10,602                 14,250
                                                                     ----------------       ----------------
         TOTAL PAPER . . . . . . . . . . . . . .                              328,141                372,913

   PHOTOGRAPHIC
      Eastman Kodak Co.  . . . . . . . . . . . .        4,200                 191,174                236,250
      Polaroid Corp. . . . . . . . . . . . . . .          400                  16,402                 13,400
                                                                     ----------------       ----------------
         TOTAL PHOTOGRAPHIC  . . . . . . . . . .                              207,576                249,650

   POLLUTION CONTROL
      Browning Ferris Industries Inc.  . . . . .        2,500                  68,396                 64,375
      WMX Technologies Inc.  . . . . . . . . . .        6,400                 249,957                168,800
                                                                     ----------------       ----------------
         TOTAL POLLUTION CONTROL . . . . . . . .                              318,353                233,175

   PUBLISHING
      DeLuxe Corporation . . . . . . . . . . . .        1,400                  49,049                 50,750
      R R Donnelley & Sons Co. . . . . . . . . .        2,100                  49,381                 65,363
      Dow Jones & Co. Inc. . . . . . . . . . . .          700                  17,679                 25,025
      Dun & Bradstreet Corp. . . . . . . . . . .        2,400                 121,070                147,900
      Gannett Inc. . . . . . . . . . . . . . . .        2,100                  87,527                120,225
      Knight-Ridder Inc. . . . . . . . . . . . .          900                  49,102                 53,775
      McGraw Hill Inc. . . . . . . . . . . . . .          800                  46,303                 54,100
      New York Times Co. . . . . . . . . . . . .          700                  17,046                 18,375
      Time Warner Inc. . . . . . . . . . . . . .        4,920                 133,918                217,710
      Times Mirror Co.   . . . . . . . . . . . .          800                  24,648                 26,700
      Tribune Co.  . . . . . . . . . . . . . . .          400                  17,952                 24,050
                                                                     ----------------       ----------------
         TOTAL PUBLISHING  . . . . . . . . . . .                              613,675                803,973

   REAL ESTATE
      Household International Corp.  . . . . . .        1,000                  32,660                 32,625

   RETAILING
      Albertsons Inc.  . . . . . . . . . . . . .        3,600                  67,785                 96,300
      American Stores Co.  . . . . . . . . . . .          900                  27,827                 38,700
      Charming Shoppes Inc.  . . . . . . . . . .        2,200                  23,231                 26,125
      Circuit City Stores Inc. . . . . . . . . .        1,600                  22,767                 34,800
      Dayton Hudson Corp.  . . . . . . . . . . .        1,000                  66,212                 66,625

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   RETAILING (CONTINUED)
      Dillard Department Stores Inc. . . . . . .        1,700                  61,334                 64,600
      Fleming Companies Inc. . . . . . . . . . .          500                  16,827                 12,375
      GAP Stores Inc.  . . . . . . . . . . . . .        2,100                  69,149                 82,688
      Giant Food Inc.  . . . . . . . . . . . . .          400                  11,052                 10,300
      Great Atlantic & Pacific Tea Co. Inc.  . .          200                  11,251                  5,400
      Harcourt General Inc.  . . . . . . . . . .          400                   8,102                 14,500
      K Mart Corp. . . . . . . . . . . . . . . .        5,400                 111,496                116,100
      The Kroger Co. . . . . . . . . . . . . . .          600                  12,593                 12,075
      Limited Inc. . . . . . . . . . . . . . . .        5,000                 124,315                 85,000
      Lowes Companies Inc. . . . . . . . . . . .        1,100                  33,209                 65,450
      May Department Stores Co.  . . . . . . . .        3,000                  80,732                118,125
      Mercantile Stores Inc. . . . . . . . . . .          200                   8,301                  7,250
      Nordstrom Inc. . . . . . . . . . . . . . .        1,400                  45,963                 46,200
      J C Penney Inc.  . . . . . . . . . . . . .        3,100                 102,437                163,138
      Rite Aid Corp. . . . . . . . . . . . . . .        1,200                  22,994                 19,050
      Sears Roebuck & Co.  . . . . . . . . . . .        4,200                 122,563                222,075
      Sherwin Williams Co. . . . . . . . . . . .          600                  12,702                 21,450
      TJX Cos Inc. . . . . . . . . . . . . . . .        1,000                  27,280                 29,125
      Tandy Corp.  . . . . . . . . . . . . . . .          533                  20,784                 26,384
      Toys R Us Inc. . . . . . . . . . . . . . .        3,950                 122,332                161,456
      Wal Mart Stores Inc. . . . . . . . . . . .       29,100                 664,842                727,500
      Walgreen Co. . . . . . . . . . . . . . . .        1,000                  30,166                 40,875
      Winn Dixie Stores Inc. . . . . . . . . . .          600                  20,101                 32,175
      Woolworth Corp.  . . . . . . . . . . . . .        1,500                  43,006                 38,063
                                                                     ----------------       ----------------
         TOTAL RETAILING . . . . . . . . . . . .                            1,991,353              2,383,904

   SAVINGS AND LOAN
      H F Ahmanson & Co. . . . . . . . . . . . .        1,600                  28,576                 31,400
      Golden West Financial Corp.  . . . . . . .          500                  16,443                 19,500
      Great Western Financial Corp.  . . . . . .        2,300                  41,657                 46,000
                                                                     ----------------       ----------------
         TOTAL SAVINGS AND LOAN  . . . . . . . .                               86,676                 96,900

   SERVICE
      Dial Corp. . . . . . . . . . . . . . . . .          600                  20,023                 24,225
      H & R Block, Inc.  . . . . . . . . . . . .        1,600                  47,600                 65,200
      Interpublic Group  . . . . . . . . . . . .        1,400                  43,366                 44,800
      National Service Industries Inc. . . . . .          200                   5,292                  5,125
      Service Corp. International  . . . . . . .        1,050                  15,090                 27,563
      Transamerica Corp. . . . . . . . . . . . .          800                  37,187                 45,400
                                                                     ----------------       ----------------
         TOTAL SERVICE . . . . . . . . . . . . .                              168,558                212,313

   SOAP
      Clorox Co. . . . . . . . . . . . . . . . .          400                  17,552                 21,700
      Colgate Palmolive Co.  . . . . . . . . . .        2,200                 101,893                137,225
      Procter & Gamble Co. . . . . . . . . . . .        8,700                 387,755                495,900
                                                                     ----------------       ----------------
         TOTAL SOAP  . . . . . . . . . . . . . .                              507,200                654,825

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   TEXTILES AND APPAREL
      Corning Inc. . . . . . . . . . . . . . . .        2,900                  95,982                 81,200
      Liz Claiborne Inc. . . . . . . . . . . . .        1,300                  48,622                 29,412
      Melville Corp. . . . . . . . . . . . . . .        1,300                  58,408                 52,813
      Nike Inc.  . . . . . . . . . . . . . . . .          700                  40,569                 32,375
      Oshkosh B Gosh Inc.  . . . . . . . . . . .          200                   7,001                  3,900
      Reebok International Ltd.  . . . . . . . .        1,400                  34,633                 42,000
      Stride Rite Corp.  . . . . . . . . . . . .        1,000                  19,256                 16,375
      V F Corp.  . . . . . . . . . . . . . . . .        1,000                  42,887                 46,125
                                                                     ----------------       ----------------
         TOTAL TEXTILES AND APPAREL  . . . . . .                              347,358                304,200

   TIRE AND RUBBER
      B F Goodrich Co. . . . . . . . . . . . . .          300                  13,652                 12,075
      Cooper Tire & Rubber . . . . . . . . . . .        1,400                  22,985                 35,000
      Goodyear Tire & Rubber . . . . . . . . . .        2,000                  50,600                 91,500
      Rubbermaid Inc.  . . . . . . . . . . . . .        1,500                  37,440                 52,125
                                                                     ----------------       ----------------
         TOTAL TIRE AND RUBBER . . . . . . . . .                              124,677                190,700

   TOBACCO
      American Brands Inc. . . . . . . . . . . .        2,700                 105,319                 89,775
      Philip Morris Companies Inc. . . . . . . .       10,600                 637,319                589,625
      UST Inc. . . . . . . . . . . . . . . . . .        3,000                  74,098                 83,250
                                                                     ----------------       ----------------
         TOTAL TOBACCO . . . . . . . . . . . . .                              816,736                762,650

   TRANSPORTATION - AIR TRANSPORT
      AMR Corp.  . . . . . . . . . . . . . . . .          900                  56,713                 60,300
      Delta Air Lines Inc. . . . . . . . . . . .          800                  49,502                 43,700
      UAL Corp.  . . . . . . . . . . . . . . . .          400                  53,890                 58,400
      US Air Group Inc.  . . . . . . . . . . . .        1,300                  20,657                 16,738
                                                                     ----------------       ----------------
         TOTAL TRANSPORTATION -
            AIR TRANSPORT  . . . . . . . . . . .                              180,762                179,138

   TRANSPORTATION - OTHER
      Burlington Northern Inc. . . . . . . . . .        1,300                  51,333                 75,238
      CSX Corp.  . . . . . . . . . . . . . . . .        1,500                  75,485                122,813
      Consolidated Freightways Inc.  . . . . . .          600                   9,828                 14,175
      Consolidated Rail Corp.  . . . . . . . . .        1,200                  40,944                 80,250
      Federal Express Corp.  . . . . . . . . . .          700                  34,686                 49,613
      Norfolk Southern Corp. . . . . . . . . . .        1,500                  72,481                105,750
      Roadway Services Inc.  . . . . . . . . . .          600                  31,140                 36,000
      Ryder Systems Inc. . . . . . . . . . . . .          600                  11,565                 15,900
      Santa Fe Southern Pacific  Corp. . . . . .        1,509                  15,827                 33,575
      Union Pacific Corp.  . . . . . . . . . . .        2,600                 119,691                162,825
                                                                     ----------------       ----------------
         TOTAL TRANSPORTATION - OTHER  . . . . .                              462,980                696,139

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   TV AND RADIO BROADCASTERS
      Blockbuster Entertainment Corp.  . . . . .        3,000                  44,786                 91,875
      CBS Inc. . . . . . . . . . . . . . . . . .          203                  38,016                 58,566
      Capital Cities/ABC Inc.  . . . . . . . . .          200                  80,906                123,900
      Comcast Corp.  . . . . . . . . . . . . . .        1,100                  37,056                 39,600
      Tele-Communications Inc. . . . . . . . . .        5,200                  88,035                157,300
                                                                     ----------------       ----------------
         TOTAL TV AND RADIO BROADCASTERS . . . .                              288,799                471,241

   UTILITY - ELECTRIC
      American Electric Power Co. Inc. . . . . .        2,500                  80,188                 92,813
      Baltimore Gas & Electric Co. . . . . . . .        1,250                  27,143                 31,719
      Carolina Power & Light Co. . . . . . . . .        1,500                  38,205                 45,188
      Central & South West Corp. . . . . . . . .        2,600                  66,606                 78,650
      Commonwealth Edison Co.  . . . . . . . . .        2,700                  89,643                 75,938
      Consolidated Edison Co. of N.Y. Inc. . . .        3,200                  89,019                102,800
      Detroit Edison Co. . . . . . . . . . . . .        1,800                  54,245                 54,000
      Dominion Resources Inc. (VA) . . . . . . .        1,800                  61,577                 81,675
      Duke Power Co. . . . . . . . . . . . . . .        2,400                  74,718                101,700
      Entergy Corp.  . . . . . . . . . . . . . .        2,400                  61,769                 86,400
      FPL Group Inc. . . . . . . . . . . . . . .        2,600                  90,246                101,725
      Houston Industries Inc.  . . . . . . . . .        1,800                  71,821                 85,725
      Niagara Mohawk Power Corp. . . . . . . . .        2,100                  36,400                 42,525
      Northern States Power Co. (MN) . . . . . .          400                  14,302                 17,250
      Ohio Edison Co.  . . . . . . . . . . . . .        1,000                  20,255                 22,750
      PSI Res. Inc.  . . . . . . . . . . . . . .          900                  23,292                 23,850
      Pacific Gas & Electric Co. . . . . . . . .        5,700                 162,949                200,213
      Pacificorp . . . . . . . . . . . . . . . .        3,400                  72,946                 65,450
      Philadelphia Electric Co.  . . . . . . . .        3,000                  66,634                 90,750
      Public Service Enterprise Group Inc. . . .        3,200                  90,194                102,400
      SCECorp  . . . . . . . . . . . . . . . . .        6,200                 132,801                124,000
      Southern Co. . . . . . . . . . . . . . . .        4,200                 134,018                185,325
      Texas Utilities Co.  . . . . . . . . . . .        3,000                 121,584                129,750
      Union Electric Co. . . . . . . . . . . . .          800                  28,421                 31,400
                                                                     ----------------       ----------------
         TOTAL UTILITY - ELECTRIC  . . . . . . .                            1,708,976              1,973,996

   UTILITY - NATURAL GAS
      Arkla Inc. . . . . . . . . . . . . . . . .        2,400                  31,477                 18,900
      Columbia Gas Systems Inc.  . . . . . . . .          300                  13,351                  6,713
      Consolidated Natural Gas Co. . . . . . . .        1,000                  47,770                 47,000
      Enron Corp.  . . . . . . . . . . . . . . .        3,300                  61,772                 95,700
      Enserch Corp.  . . . . . . . . . . . . . .          800                  15,372                 13,000
      Nicor Inc. . . . . . . . . . . . . . . . .          200                   4,630                  5,600
      Pacific Enterprises  . . . . . . . . . . .          400                  17,702                  9,500
      Panhandle Eastern Corp.  . . . . . . . . .        1,900                  38,512                 45,125
      Sonat Inc. . . . . . . . . . . . . . . . .        1,500                  33,807                 43,313
                                                                     ----------------       ----------------
         TOTAL UTILITY - NATURAL GAS . . . . . .                              264,393                284,851

   UTILITY - TELEPHONE
      American Telephone & Telegraph Co. . . . .       16,819                 716,128                882,998
      Ameritech Corp.  . . . . . . . . . . . . .        3,500                 239,423                268,625

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   UTILITY -TELEPHONE (CONTINUED)
      Bell Atlantic Corp.  . . . . . . . . . . .        5,600                 287,481                331,800
      BellSouth Corp.  . . . . . . . . . . . . .        6,000                 317,270                348,000
      GTE Corp.  . . . . . . . . . . . . . . . .       12,100                 401,780                423,500
      MCI Communications Corp. . . . . . . . . .        7,200                 135,641                203,400
      McCaw Cellular Communications Inc. . . . .        2,000                 108,952                101,000
      NYNEX Corp.  . . . . . . . . . . . . . . .        5,400                 222,684                216,675
      Pacific Telesis Group  . . . . . . . . . .        5,400                 242,144                292,950
      Southwestern Bell Corp.  . . . . . . . . .        7,000                 213,286                290,500
      Sprint Corp. . . . . . . . . . . . . . . .        4,400                 130,984                152,900
      U S West Inc.  . . . . . . . . . . . . . .        5,700                 223,592                261,488
                                                                     ----------------       ----------------
         TOTAL UTILITY - TELEPHONE . . . . . . .                            3,239,365              3,773,836

   VENDING AND FOOD SERVICE
      Bruno's Inc. . . . . . . . . . . . . . . .        1,300                  16,575                 11,538
                                                                     ----------------       ----------------

            TOTAL DOMESTIC
               COMMON STOCKS . . . . . . . . . .                           33,646,378             39,710,866

FOREIGN COMMON STOCKS
   BEVERAGE
      Seagram Ltd. . . . . . . . . . . . . . . .        4,600                 114,945                120,175

   ELECTRONICS
      Northern Telecom Ltd.  . . . . . . . . . .        2,900                 106,878                 89,538

   FOOD
      Unilever N. V.   . . . . . . . . . . . . .        2,100                 200,714                242,550

   MACHINERY - OTHER
      Echo Bay Mines Ltd.  . . . . . . . . . . .        2,100                  23,657                 27,038

   METALS - ALUMINUM
      Alcan Aluminum Ltd.  . . . . . . . . . . .        1,800                  39,307                 37,350

   METALS - OTHER
      American Barrick Resources Corp. . . . . .        3,900                 105,417                110,663
      Inco Ltd.  . . . . . . . . . . . . . . . .          700                  19,328                 18,813
      Placer Dome Inc. . . . . . . . . . . . . .        3,200                  53,179                 79,600
                                                                     ----------------       ----------------
         TOTAL METALS - OTHER  . . . . . . . . .                              177,924                209,076

   OFFICE EQUIPMENT
      Moore Corp. Ltd. . . . . . . . . . . . . .          700                  20,041                 13,388

   OIL - INTERNATIONAL
      Royal Dutch Petroleum Co.  . . . . . . . .        6,600                 537,712                688,875
                                                                     ----------------       ----------------

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
   TOTAL FOREIGN COMMON STOCKS . . . . . . . . .                            1,221,178              1,427,990
                                                                     ----------------       ----------------

            TOTAL COMMON STOCKS  . . . . . . . .                           34,867,556             41,138,856
                                                                     ----------------       ----------------

            TOTAL EQUITY FUND  . . . . . . . . .                           35,433,788             41,705,088

INCOME FUND
 TEMPORARY INVESTMENTS
    State Street Bank & Trust Company
       Government Short-Term
       Investment Fund . . . . . . . . . . . . .   22,259,899              22,259,899             22,259,899

    Chemical Banking Corporation
       Temporary Investment Fund . . . . . . . .      609,124                 609,124                609,124

 GUARANTEED INVESTMENT CONTRACTS
    Aetna Life Insurance Co.
       8.81%; interest and principal
       due June 30,  1994  . . . . . . . . . . .    1,541,812               1,541,812              1,541,812


    Bankers Trust Company
       4.869%; interest and principal due
       monthly commencing November 15,
       1995; final payment due
       November 15, 1997 . . . . . . . . . . . .   10,034,552              10,034,552             10,034,552

    Bankers Trust Company
       6.45%; interest and principal due
       September 30, 1995 and
       December 31, 1996 . . . . . . . . . . . .   11,189,170              11,189,170             11,189,170

    Continental Assurance Co.
       9.23%; interest and principal
       due September 30, 1994  . . . . . . . . .    2,399,733               2,399,733              2,399,733

    Continental Assurance Co.
       9.15%; interest and principal
       due September 30, 1994  . . . . . . . . .    1,257,624               1,257,624              1,257,624


    Continental Assurance Co.
       8.55%; interest and principal
       due December 31, 1994 . . . . . . . . . .    1,654,897               1,654,897              1,654,897

                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
GUARANTEED INVESTMENT
 CONTRACTS (CONTINUED)
   Continental Assurance Co.
      9.17%; interest and principal
      due September 30, 1994 . . . . . . . . . .      938,245                 938,245                938,245

   J.P. Morgan
      5.8%; interest and principal due
      June 30, 1994, March 31, 1995
      and September 30, 1995 . . . . . . . . . .   10,096,229              10,096,229             10,096,229

   J.P. Morgan
      5.329%; interest and principal due
      semi-annually commencing July 15, 1996;
      final payment due January 15, 1999 . . . .   10,273,236              10,273,236             10,273,236

   Metropolitan Life Insurance Co.
      8.95%; interest and principal
      due December 31, 1994  . . . . . . . . . .    2,331,626               2,331,626              2,331,626

   Principal Mutual Life Insurance Co.
      9.04%; interest and principal due
      September 30, 1995 and 1996  . . . . . . .    5,302,947               5,302,947              5,302,947


   Principal Mutual Life Insurance Co.
      8.10%; interest and principal due
      June 30,  1995 and 1996  . . . . . . . . .    5,333,972               5,333,972              5,333,972

   Prudential Insurance Company of America
      7.62%; interest and principal due
      June 30, 1994 and 1995 and
      December 31, 1995  . . . . . . . . . . . .    5,914,255               5,914,255              5,914,255


   Prudential Insurance Company of America
      8.72%; interest and principal
      due March 31, 1994 and
      December 31, 1995  . . . . . . . . . . . .    5,610,143               5,610,143              5,610,143


                                                                      SCHEDULE I
                         PARAMOUNT COMMUNICATIONS INC.
                            EMPLOYEES' SAVINGS PLAN
                                  INVESTMENTS
                               DECEMBER 31, 1993


                                                   SHARES OR                                  APPROXIMATE
                                                   PRINCIPAL                                    MARKET
                                                    AMOUNT               COST                    VALUE
                                                  -----------        --------------         ---------------
GUARANTEED INVESTMENT
 CONTRACTS (CONTINUED)
   Prudential Insurance Company of America
      9.55%; interest and principal
      due March 31, 1994 and 1995  . . . . . . .    6,217,518               6,217,518              6,217,518

   Union Bank of Switzerland
      4.945%; interest and principal due
      November 15, 1996 and January 15, 1998 . .   10,000,000              10,000,000             10,000,000

   TOTAL GUARANTEED INVESTMENT
      CONTRACTS  . . . . . . . . . . . . . . . .                           90,095,959             90,095,959

   MISCELLANEOUS . . . . . . . . . . . . . . . .    3,648,155               3,648,155              3,648,155
                                                                     ----------------       ----------------

 TOTAL INCOME FUND . . . . . . . . . . . . . . .                          116,613,137            116,613,137

BALANCED FUND
 Chemical Banking Corporation
    Temporary Investment Fund  . . . . . . . . .      130,416                 130,416                130,416

 J.P. Morgan Investment Management Inc.
    Liquidity Fund . . . . . . . . . . . . . . .           39                  39,000                 39,000
    Managed Bond Fund  . . . . . . . . . . . . .       20,303               2,399,562              2,450,897
    Research Enhanced Index Fund . . . . . . . .       34,881               4,552,300              4,724,108
    Cash   . . . . . . . . . . . . . . . . . . .                               43,278                 43,278
                                                                     ----------------       ----------------

      TOTAL BALANCED FUND  . . . . . . . . . . .                            7,164,556              7,387,699
                                                                     ----------------       ----------------

CLEARING FUND
 Chemical Banking Corporation
    Temporary Investment Fund  . . . . . . . . .      337,887                 337,887                337,887
                                                                     ----------------       ----------------

TOTAL INVESTMENTS  . . . . . . . . . . . . . . .                     $    210,183,451       $    261,874,904
                                                                     ================       ================

                                   EXHIBIT I

                                                                       EXHIBIT I


                       CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-10554) pertaining to the Paramount Communications Inc. Employees' Savings Plan (the "Plan") and in the related Prospectus of our report dated June 17, 1994, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1993.



New York, New York                            Ernst & Young
June 24, 1994